Exhibit 5.1

FORM OF LEGAL OPINION

[                    ], 2005

Perrigo Company

515 Eastern Avenue
Allegan, Michigan 49010

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      I am the general counsel of Perrigo Company (the “Company”), and I have examined the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on [                    ], 2005, (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to                     shares of Company common stock, no par value (the “Shares”), which are to be issued in exchange for ordinary shares of Agis Industries (1983) Ltd., as described in the Registration Statement.

      I have examined the proceedings taken and am familiar with the proceedings to be taken by the Company in connection with the issuance by the Company of the Shares. The opinions hereinafter expressed are subject to the following qualifications:

(a) I express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

(b) I express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

(c) This opinion is qualified by the limitations imposed by statutes and principles of law and equity that provide that certain covenants and provisions of agreements are unenforceable where such covenants or provisions are unconscionable or contrary to public policy or where enforcement of such covenants or provisions under the circumstances would violate the enforcing party’s implied covenant of good faith and fair dealing; and

(d) I am a member of the Bar of the State of Michigan, and I express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Michigan.

      Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. This opinion is being furnished by me, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and, except as provided in the immediately preceding sentence, may not be relied upon by any other person or for any other purpose without prior written consent.

Sincerely,